Ex-Filing Fees

CALCULATION OF FILING FEE TABLE

FORM S-1

(Form Type)

ACURX PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	457(c)	2,610,841	$0.74395	$1,942,335.16	0.0001531	$297.37
Total Offering Amounts:							$1,942,335.16		$297.37
Total Fees Previously Paid:
Total Fee Offsets:									$—
Net Fee Due:									$—
									$297.37

(1)(A) Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of additional shares of common stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions; (B) amount registered is based on the maximum number of shares of our common stock offered by the selling stockholders issuable upon the exercise of warrants to purchase common stock issued to the selling stockholders in a private placement; and (C) pursuant to Rules 457(c) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 2,610,841 shares of our common stock and (ii) $0.74395, the average of the high and low trading prices of common stock on The Nasdaq Capital Market on January 29, 2025 (a date within five business days prior to the date of this registration statement).